Filed Pursuant to Rule 424 (b) (3)

Registration No. 333-140240

December 2007 Performance Update

The Frontier Fund Supplement Dated January 14, 2008 to Prospectus Dated November 9, 2007

THE FRONTIER FUND’S GOAL : To provide you – the investor – with a managed futures product that, over the long term, provides attractive returns, reduces volatility, and improves the overall performance of your investment portfolio.

December performance for the various Series of The Frontier Fund is detailed below*:

The Frontier Fund Class 2	December 31, 2007 MTD	December 31, 2007 YTD	NAV / Unit
Balanced Series-2	0.80%	-1.97%	$112.00
Balanced Series-2a	0.77%	-2.47%	$95.47
Campbell/Graham Series-2	-2.31%	-1.63%	$100.20
Currency Series-2	-2.12%	2.55%	$111.00
Long/Short Commodity Series-2	2.21%	4.13%	$107.19
Graham Series-2	-2.59%	15.64%	$104.37
Winton Series-2	0.23%	11.05%	$118.61
Long Only Commodity Series-2	5.76%	18.44%	$115.04
Managed Futures Index Series-2	-0.63%	6.09%	$104.42

Additional information, including monthly rates of return, concerning the aforementioned Series and the Trading Advisor(s) is contained in the Prospectus and the respective Series Appendix to the Prospectus.

* The above table sets forth the actual performance for the Class and Series as of December 31, 2007. Actual gross trading performance (gross realized and unrealized gain/loss before deduction for trading commissions and fees, management fees, any other expense, and before addition of interest income) is adjusted for the trading expenses, management fees, initial service fees, on-going service fees, and interest income of the applicable Series.

THIS INSERT MUST BE ACCOMPANIED OR PRECEDED BY THE CURRENT PROSPECTUS OF THE FRONTIER FUND

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

THE FRONTIER FUND BALANCED SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2007

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$1,008,747.60
Unrealized trading gain/(loss)	(378,435.21)
Less: commissions	(34,900.09)
Less: FCM fees	(39,012.55)
Foreign currency gain/(loss)	(2,438.24)
Interest income	70,050.13

Total Income	624,011.64

EXPENSES
Management fees	84,232.64
Incentive fees	168,803.67

Total Expenses	253,036.31
Net Income (Loss)	$370,975.33

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	417,222.50953	$46,356,062.32	111.11
Current month additions	3,426.09638	382,998.30
Current month redemptions	(10,337.11120)	(1,155,993.74)
Net Income (loss) for current month		370,975.33

Net Asset Value, end of current month	410,311.49471	$45,954,042.21	112.00

	Monthly rate of return		0.80%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 On Behalf of the Frontier Fund - Balanced Series 2

THE FRONTIER FUND BALANCED SERIES - 2A

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2007

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$27,513.81
Unrealized trading gain/(loss)	(10,494.97)
Less: commissions	(942.72)
Less: FCM fees	(1,056.66)
Foreign currency gain/(loss)	(65.37)
Interest income	2,954.40

Total Income	17,908.49

EXPENSES
Trading Fees	1,262.02
Management fees	2,491.61
Incentive fees	4,572.22
Total Expenses	8,325.85
Net Income (Loss)	$9,582.64

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	13,110.02148	$1,241,973.28	94.73
Current month additions	—	—
Current month redemptions	—	—
Net Income (loss) for current month		9,582.64

Net Asset Value, end of current month	13,110.02148	$1,251,555.92	95.47

	Monthly rate of return		0.77%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 On Behalf of the Frontier Fund - Balanced Series 2A

THE FRONTIER FUND CAMPBELL GRAHAM SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2007

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$23,615.79
Unrealized trading gain/(loss)	(151,474.23)
Less: commissions	(1,335.66)
Less: FCM fees	(3,087.16)
Foreign currency gain/(loss)	90.62
Interest income	8,882.79

Total Income	(123,307.85)

EXPENSES
Management fees	11,366.68
Incentive fees	2,783.74

Total Expenses	14,150.42
Net Income (Loss)	$(137,458.27)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	58,110.45130	$5,960,119.50	102.57
Current month additions	404.03219	41,566.56
Current month redemptions	(429.83643)	(44,225.62)
Net Income (loss) for current month		(137,458.27)

Net Asset Value, end of current month	58,084.64706	$5,820,002.17	100.20

	Monthly rate of return		-2.31%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner
Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 On Behalf of the Frontier Fund - Campbell Graham Series 2

THE FRONTIER FUND CURRENCY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2007

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(116,027.47)
Unrealized trading gain/(loss)	(3,403.23)
Net change in inter-series payables	98,460.00
Less: FCM fees	(2,849.87)
Interest income	9,084.14

Total Income	(14,736.43)

EXPENSES
Management fees	2,919.96
Incentive fees	—

Total Expenses	2,919.96
Net Income (Loss)	$(17,656.39)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	7,520.94341	$852,915.32	113.41
Current month additions	44.49301	5,054.16
Current month redemptions	(356.22040)	(40,119.44)
Net Income (loss) for current month		(17,656.39)

Net Asset Value, end of current month	7,209.21602	$800,193.65	111.00

	Monthly rate of return		-2.12%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 On Behalf of the Frontier Fund - Currency Series 2

THE FRONTIER FUND LONG/SHORT COMMODITY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2007

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$163,449.78
Unrealized trading gain/(loss)	(70,223.60)
Less: commissions	(3,543.74)
Less: FCM fees	(1,631.66)
Foreign currency gain/(loss)	—
Interest income	8,993.46

Total Income	97,044.24

EXPENSES
Management fees	11,314.69
Incentive fees	7,462.12

Total Expenses	18,776.81
Net Income (Loss)	$78,267.43

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	33,745.06498	$3,538,745.60	104.87
Current month additions	2,104.46459	224,535.51
Current month redemptions	(1,713.69113)	(182,658.99)
Net Income (loss) for current month		78,267.43

Net Asset Value, end of current month	34,135.83844	$3,658,889.55	107.19

	Monthly rate of return		2.21%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Long/Short Commodity Series 2

THE FRONTIER FUND GRAHAM SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2007

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$24,067.57
Unrealized trading gain/(loss)	(67,639.06)
Less: commissions	(847.52)
Less: FCM fees	(742.00)
Foreign currency gain/(loss)	15.48
Interest income	2,524.45

Total Income	(42,621.08)

EXPENSES
Management fees	3,835.82
Incentive fees	1,469.21

Total Expenses	5,305.03
Net Income (Loss)	$(47,926.11)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	17,255.23348	$1,848,686.51	107.14
Current month additions	75.96135	8,015.57
Current month redemptions	—	—
Net Income (loss) for current month		(47,926.11)

Net Asset Value, end of current month	17,331.19483	$1,808,775.97	104.37

	Monthly rate of return		-2.59%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 On Behalf of the Frontier Fund - Graham Series 2

THE FRONTIER FUND WINTON SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2007

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$49,205.71
Unrealized trading gain/(loss)	(50,277.69)
Less: commissions	(3,795.03)
Less: FCM fees	(4,228.92)
Foreign currency gain/(loss)	(473.01)
Interest income	17,344.15

Total Income	7,775.21

EXPENSES
Management fees	17,324.33
Incentive fees	(33,133.40)

Total Expenses	(15,809.07)
Net Income (Loss)	$23,584.28

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	87,704.06015	$10,378,876.12	118.34
Current month additions	—	—
Current month redemptions	(231.33600)	(27,559.85)
Net Income (loss) for current month		23,584.28

Net Asset Value, end of current month	87,472.72415	$10,374,900.55	118.61

	Monthly rate of return		0.23%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner Equinox Fund Management LLC 1660 Lincoln Street, Suite 100 Denver, Colorado 80264 On Behalf of the Frontier Fund - Winton Series 2

THE FRONTIER FUND LONG ONLY COMMODITY SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2007

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$13,360.65
Unrealized trading gain/(loss)	—
Less: commissions	—
Less: FCM fees	(107.84)
Foreign currency gain/(loss)	—
Interest income	593.40

Total Income	13,846.21

EXPENSES
Management fees	269.66
Incentive fees	—

Total Expenses	269.66
Net Income (Loss)	$13,576.55

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	2,166.10530	$235,602.02	108.77
Current month additions	434.64919	50,000.00
Current month redemptions	—	—
Net Income (loss) for current month		13,576.55

Net Asset Value, end of current month	2,600.75449	$299,178.57	115.04

	Monthly rate of return		5.76%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Long Only Commodity Series 2

THE FRONTIER FUND MANAGED FUTURES INDEX SERIES - 2

STATEMENT OF INCOME (LOSS)

FOR THE MONTH ENDED

December 31, 2007

(Unaudited)

Current Period
INCOME
Realized trading gain/(loss)	$(2,380.71)
Unrealized trading gain/(loss)	208.96
Less: commissions	(132.17)
Less: FCM fees	(110.47)
Foreign currency gain/(loss)	(19.34)
Interest income	758.89

Total Income	(1,674.84)

EXPENSES
Management fees	460.56
Incentive fees	—

Total Expenses	460.56
Net Income (Loss)	$(2,135.40)

STATEMENT OF CHANGES IN NET ASSET VALUE

	Units	Dollars	$’s per unit
Net Asset Value, end of prior month	3,214.95190	$337,844.71	105.09
Current month additions	—	—
Current month redemptions	—	—
Net Income (loss) for current month		(2,135.40)

Net Asset Value, end of current month	3,214.95190	$335,709.31	104.42

	Monthly rate of return		-0.63%

To the best of my knowledge and belief, the information

contained in this statement is accurate and complete

/s/ S. Brent Bales

S. Brent Bales, Chief Accounting Officer of the Managing Owner

Equinox Fund Management LLC

1660 Lincoln Street, Suite 100

Denver, Colorado 80264

On Behalf of the Frontier Fund - Managed Futures Index Series 2